UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 5, 2023

Invivyd, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-40703	85-1403134
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1601 Trapelo Road, Suite 178 Waltham, MA	02451
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 819-0080

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	IVVD	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of William Duke as Chief Financial Officer

On September 5, 2023, Invivyd, Inc. (the “Company”) announced the appointment of William Duke, age 51, as the Company’s Chief Financial Officer, effective as of September 1, 2023 (the “Duke Effective Date”). On July 19, 2023, the Board of Directors (the “Board”) of the Company appointed Mr. Duke as the Company’s Chief Financial Officer and designated him as the Company’s principal financial officer and principal accounting officer, effective as of the Duke Effective Date.

Mr. Duke joins the Company from Apexigen, Inc., where he served as Chief Financial Officer from June 2022 to August 2023 and was responsible for all areas of finance and accounting, completed multiple financings, and helped guide the company through its sale to Pyxis Oncology, Inc. From November 2019 to April 2022, Mr. Duke was Chief Financial Officer of Kaleido Biosciences, Inc., where he was responsible for all areas of finance, accounting, and investor relations, implemented capital formation strategies to fund operations, and led the successful completion of multiple financings. From June 2015 to November 2019, Mr. Duke was Chief Financial Officer of Pulmatrix, Inc., where he oversaw the company’s financial strategy, helped negotiate the company’s first product partnership, and led the successful completion of several public offerings. Prior to that, from January 2014 to June 2015, he was the Chief Financial Officer at Valeritas, Inc., where he was responsible for the strategic planning, development, and leadership of the corporate finance function. From July 2011 to December 2013, he was the Vice President, Corporate Controller at Valeritas, Inc. From January 2010 to July 2011, Mr. Duke was Senior Director of Finance at Genzyme Corporation, helping in the sale of the company to Sanofi. From May 2008 to December 2009, Mr. Duke served as Director of Finance/Accounting at Haemonetics Corporation. Mr. Duke is a certified public accountant and holds a B.S. in Business Administration from Stonehill College and an M.B.A. from Bentley College.

In connection with Mr. Duke’s appointment, the Company entered into an employment agreement with him (the “Employment Agreement”). The Employment Agreement provides that Mr. Duke’s employment will continue until either the Company or Mr. Duke terminates Mr. Duke’s employment in accordance with the terms of the Employment Agreement.

Pursuant to the Employment Agreement, Mr. Duke is entitled to receive an annual base salary of $475,000 which will be reviewed at least annually and will be subject to adjustment from time to time, as determined by the Board or the Compensation Committee of the Board (the “Compensation Committee”). In addition, pursuant to the Employment Agreement, Mr. Duke is entitled to receive a one-time signing bonus of $20,000 in the first payroll cycle following January 1, 2024 (the “Signing Bonus”), provided that Mr. Duke remains continuously and actively employed in good standing by the Company through and on the date on which the Signing Bonus is paid. The Signing Bonus will be earned on the twelve (12) month anniversary of the Duke Effective Date and subject to potential repayment as contemplated in the Employment Agreement. In addition, pursuant to the Employment Agreement, Mr. Duke is eligible to receive an annual cash bonus, which is based on the achievement of certain performance goals and objectives as reasonably determined by the Board or the Compensation Committee, calculated as a percentage of his annual base salary, and which will be determined by the Board or the Compensation Committee. Mr. Duke’s initial target annual bonus is 40% of his annual base salary in effect on January 1st of the applicable performance period. For calendar year 2023, Mr. Duke will be eligible to earn a pro-rated target bonus based on his base salary as of the Duke Effective Date.

The term of the Employment Agreement commenced on the Duke Effective Date and continues until terminated in accordance therewith. The Company may terminate the Employment Agreement at any time without cause, and Mr. Duke may terminate the Employment Agreement at any time, upon written notice. The Employment Agreement also imposes certain confidentiality and non-solicitation obligations on Mr. Duke during the term of the Employment Agreement and for a specified time thereafter.

In addition, the Company granted Mr. Duke an option to purchase 750,000 shares of the Company’s common stock at an exercise price equal to the closing sales price for the Company’s common stock as quoted on the Nasdaq Stock Market on the Duke Effective Date (the “Option Grant”). Twenty-five percent of the shares underlying the Option Grant will vest on the first anniversary of the Duke Effective Date with the remaining shares underlying the Option Grant vesting over the subsequent three-year period in substantially equal monthly installments at a rate of 1/48th of the total shares subject to the Option Grant each month, subject to Mr. Duke’s continuous service to the Company as of each vesting date. The Option Grant was made pursuant to the Company’s 2021 Equity Incentive Plan (the “Plan”) and the Company’s form of option award agreement (the “Award Agreement”).

The Employment Agreement provides for standard Company benefits, such as paid time off, reimbursement of business expenses, and participation in the Company’s employee benefit plans and programs. In the event that Mr. Duke’s employment terminates due to death or a disability, he will be entitled to accrued obligations, and payment of any unpaid annual bonus earned based on achievement of the applicable performance goals and objectives so long as his employment terminates after the completion of the calendar year but prior to the date of payment of the bonus (the “Earned Bonus”). In the event that Mr. Duke’s employment is terminated, other than during the period commencing on the earlier of (x) the signing of a definitive agreement that, if closed, would result in a “change in control” (as defined in the Plan) and (y) the date that is three (3) months prior to the closing of a change in control and ending on the date that is twelve (12) months following a change in control (the “Change in Control Period”), by the Company without “cause” or by him for “good reason” (each as defined in the Employment Agreement), and subject to the delivery to the Company of a separation agreement that includes a general release of claims and such separation agreement becoming fully effective, Mr. Duke will receive cash severance equal to nine (9) months of his base salary, as well as the Earned Bonus, if applicable, and nine (9) months continuation of benefits. In addition, the unvested portion of any outstanding time-based equity awards held by Mr. Duke as of the date of termination would remain outstanding for three (3) months following such date of termination.

In the event that Mr. Duke’s employment is terminated by the Company without cause or by him for good reason, in either case, during the Change in Control Period, and subject to his delivery to the Company of a separation agreement that includes a general release of claims and subject to such separation agreement becoming fully effective, Mr. Duke will receive cash severance equal to the sum of twelve (12) months of his base salary and his target bonus for the year of termination, payable in a lump sum, as well as the Earned Bonus, if applicable, and twelve (12) months continuation of benefits. In such case, Mr. Duke will also be entitled to immediate acceleration and full vesting of any time-based equity awards, as if his employment continued until the later of the date of termination (or, if later, the change in control) or the effective date of the separation agreement.

In connection with his appointment, Mr. Duke also entered into (i) the Company’s standard form of indemnification agreement, a copy of which was filed as Exhibit 10.4 to the Company’s Form 10-K (File No. 001-40703) filed with the U.S. Securities and Exchange Commission on March 23, 2023 (the “Indemnification Agreement”), and (ii) the Company’s standard form of Employee Proprietary Information and Inventions Assignment Agreement (the “PIAA”), which, among other things, prohibits him from competing with the Company, soliciting the Company’s employees and customers and disclosing confidential information during the term of his employment and for a specified time thereafter.

Other than with respect to the Employment Agreement, the Award Agreement, the Indemnification Agreement, and the PIAA, there are no arrangements or understandings between Mr. Duke and any other persons pursuant to which Mr. Duke was appointed as Chief Financial Officer of the Company. There are also no family relationships between Mr. Duke and any director or executive officer of the Company, and Mr. Duke has no direct or indirect interest in any transaction or proposed transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Employment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference in this Item 5.02.

Item 7.01	Regulation FD Disclosure.

On September 5, 2023, the Company issued a press release announcing Mr. Duke’s appointment as Chief Financial Officer. A copy of the press release is being furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 7.01.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement, dated July 19, 2023, by and between Invivyd, Inc. and William Duke

99.1	Press Release, dated September 5, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVIVYD, INC.

Date: September 5, 2023	By:	/s/ Jill Andersen
Jill Andersen
Chief Legal Officer and Corporate Secretary